Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

GSI TECHNOLOGY, INC.,
a Delaware corporation
(“Parent”),

GSI TECHNOLOGY HOLDINGS, INC.,
a Cayman Islands corporation and wholly-
owned subsidiary of Parent
(“Buyer”),

MIKAMONU GROUP LTD.,
an Israeli corporation
(the “Company”),

and

THE HOLDERS OF ALL OUTSTANDING CAPITAL STOCK OF THE COMPANY
(the “Shareholders”)

Dated as of November 23, 2015

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit
A	Employment Agreement
B	Non-Competition Agreement
C	Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as amended, modified or supplemented from time to time in accordance with the terms hereof)  (this “Agreement”) is made and entered into as of November 23, 2015 by and among GSI TECHNOLOGY, INC., a Delaware corporation (“Parent”), GSI TECHNOLOGY HOLDINGS, INC., a Cayman Islands corporation and wholly-owned subsidiary of Parent (“Buyer”), MIKAMONU GROUP LTD., an Israeli corporation (the “Company”), Avidan Akerib (“Akerib”), Ruth Orda (“Orda”) and Itai Leshem, as trustee (“Leshem”) (each of Akerib, Orda and Leshem a “Shareholder” and, collectively, the “Shareholders”), and Orda in her additional capacity as Shareholders’ Representative.

RECITALS

A.The Shareholders own all of the issued and outstanding ordinary shares, par value NIS 1.00 per share, of the Company (the “Shares”);

B.Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, at the Closing (as defined below) all of the Shares upon the terms and subject to the conditions set forth in this Agreement;

C.Concurrently with the execution and delivery of this Agreement, Akerib is entering into an agreement with Buyer and Parent regarding his continued employment by the Company following the Closing in the form of Exhibit A hereto (the “Employment Agreement”) and a Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement in the form of Exhibit B hereto (the “Non-Competition Agreement”); and

D.Contemporaneously with the Closing, Parent and Buyer shall enter into an Escrow Agreement with ESOP Management and Trust Services Ltd., as escrow agent (the “Escrow Agent”), and the Shareholders’ Representative substantially in the form of Exhibit C hereto (the “Escrow Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01.Definitions.

(a)In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“Action” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the Equity Interests of such specified Person.

“Ancillary Agreements” means the Employment Agreement, the Non-Competition Agreement, the Escrow Agreement and each of the other agreements, certificates, instruments and documents to be executed and delivered by the parties in connection with the Contemplated Transactions.

“Business” means the businesses conducted by the Company as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in San Jose, California are authorized or required to be closed.

“Change of Control Payment”  means (a) any bonus, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes payable on or triggered by any such payment (other than payments in respect of the Shares under or as described in Article II of this Agreement) and (b) without duplication of any other amounts included within the definition of Shareholder Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions.

“Change of Control Transaction”  means, with respect to any Person, (i) the sale, lease, exclusive license, or other disposition of all or substantially all of such Person’s property, business, technology or Intellectual Property Rights, (ii) the merger or consolidation of such Person with or into any other entity (other than a wholly-owned Subsidiary of such Person) or (iii) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of such Person is transferred or disposed of, other than a transaction primarily for financing purposes.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the separate set of schedules relating to this Agreement prepared by the Company and delivered by the Company and the Shareholders’ Representative to Parent and Buyer immediately prior to the execution and delivery of this Agreement.

“Company Intellectual Property Rights” means all Licensed Intellectual Property Rights and Owned Intellectual Property Rights.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Akerib and Orda (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a director, officer or employee of the Company.

“Company Products” means any products being sold, manufactured or developed, and any services being provided, by the Company in connection with and/or related to the Business as currently conducted.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to or for the benefit of such Person or any Family Member of such Person in connection with their employment or engagement by the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Shares, and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Ancillary Agreements and (c) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with U.S. GAAP or Israeli GAAP, as applicable), (e) in respect of letters of credit and bankers’ acceptances and (f) in the nature of Guarantees of any of the obligations described in clauses (a) through (e) above of any other Person.

“Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether formal or informal, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of any applicable Legal Requirement, (b) a pension benefit plan within the meaning of any applicable Legal Requirement, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Government Contract” means any Contractual Obligation between the Company in its capacity as a prime contractor and any department or agency of any Governmental Authority.

“Government Subcontract” means any Contractual Obligation between the Company and any prime contractor or upper-tier subcontractor relating to a Contractual Obligation between such person and any department or agency of any Governmental Authority, and any subcontract under a Government Contract awarded by the Company to another Person under such Contractual Obligation or subcontract.

“Governmental Authority” means any United States, Israeli or other federal, state, local or municipal government, or political subdivision thereof, regulatory, self-regulatory, or any multinational organization or authority, or any other authority, agency, bureau, board, court, department, tribunal, instrumentality or commission thereof entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Indemnified Person” means, with respect to any Indemnity Claim, each Parent Indemnified Person or Shareholder Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Sections 9.01 or 9.02, as the case may be (it being understood that, as contemplated by Section 11.04, the Shareholders’

Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Shareholders for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Shareholders under Section 9.02, and the term “Indemnified Person” shall mean the Shareholders’ Representative to the extent that it is acting in such capacity on behalf of any Shareholders).

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that, without in any way limiting the Shareholders’ payment and other obligations under any Contractual Obligation or Governmental Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 11.04, the Shareholders’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Shareholders for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Shareholders in connection with each Indemnity Claim brought against any of the Shareholders under Section 9.01, and the term “Indemnifying Party” shall mean the Shareholders’ Representative when it is acting in such capacity on behalf of any or all of the Shareholders).

“Indemnity Claim” means a claim for indemnity under Section 9.01 or 9.02, as the case may be.

“Indemnity Escrow Amount” means $496,400 less ten percent (10%) of the Shareholder Transaction Expenses deducted in the calculation of the Closing Cash Consideration pursuant to Section 2.03(b).

“Initial MikaMonu Product” means the first semiconductor memory device developed by the MikaMonu Business Unit incorporating associative computing technology based on the MikaMonu Technology and/or the MikaMonu IP and meeting specifications to be agreed upon by the Company and Akerib.

“Intellectual Property Rights” means any and all statutory and/or common law rights of every kind and nature, throughout the world, in, arising out of, or associated with:

(a)patents, utility models and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and patentable inventions;

(b)copyrights, works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware, documentation, designs, files, records, schematics, layouts or data, and mask works, rights of privacy and publicity, moral rights, database rights provided by law, and all other proprietary rights;

(c)trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith;

(d)domain names, web addresses and uniform resource locators (URLs);

(e)confidential information, trade secrets, and, to the extent confidential discoveries, innovations, know-how, proprietary information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), including improvements, modifications, works in process, derivatives, or changes, to any of the foregoing;

(f)any other intellectual property or similar corresponding or equivalent rights to any of the foregoing anywhere in the world; and

(g)any and all registrations and applications relating to any of the foregoing.

“Israeli GAAP” means generally accepted accounting principles in the State of Israel as in effect from time to time.

“ITA” means the Israeli Tax Authority.

“Legal Requirement” means any law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation of any Governmental Authority, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under U.S. GAAP or Israeli GAAP (as applicable) to be accrued on the financial statements of such Person.

“Licensed Intellectual Property Rights” means Intellectual Property Rights licensed to the Company that are used in and/or necessary for the conduct of the Business as currently conducted.

“Material Adverse Effect” means an adverse change to the business, assets, properties, financial condition, results of operations or prospects of the Company which, when taken as a whole, has a material adverse effect on the Company;  provided, however, that in no event shall any change resulting from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) be taken into account in the determination of whether a Material Adverse Effect has occurred, except to the extent such change adversely affects the Company materially more than other companies in its industry.

“MikaMonu Business Unit” means the Company or any other Subsidiary, Affiliate or business unit of Parent conducting the Business in its current form or as may be conducted from time to time in the future based on the MikaMonu Technology and/or the MikaMonu IP.

“MikaMonu IP” means the Company Intellectual Property Rights as of the Closing Date and all improvements, enhancements, modifications and additions thereto created or acquired by the MikaMonu Business Unit following the Closing Date.

“MikaMonu Products” means:  (i) the Company Products, including products currently under research and/or development by the Company; (ii) new products designed, developed, made, imported, exported, distributed, sold or offered for sale based on the MikaMonu Technology and/or MikaMonu IP by Parent, the MikaMonu Business Unit or any other Affiliate of Parent during the Earn-Out Period; and (iii) any revisions or updates of any of the foregoing designed, developed, made, imported, exported, distributed, sold or offered for sale by Parent, the MikaMonu Business Unit or any other Affiliate of Parent during the Earn-Out Period .

“MikaMonu Revenues” means net revenues from the sale, licensing or other monetization of MikaMonu Products, MikaMonu Technology or MikaMonu IP by the Company, as a Subsidiary of Parent, or by Parent or any other Affiliate of Parent, recognized by any of the foregoing in accordance with U.S. GAAP, as consistently applied, during the Earn-Out Period;  provided,  however, that (i) net revenues received from the sale or licensing of demonstration or evaluation units shall not be considered to be MikaMonu Revenues and (ii) MikaMonu Revenues from the sale of products in which MikaMonu Products, MikaMonu Technology and/or MikaMonu IP are combined with other components or technology into an end product (a “Combination Product”) shall be calculated on the basis of the full amount of the net revenues from the sale of the Combination Product.

“MikaMonu Technology” means the Company’s technology as of the Closing Date and all improvements, enhancements, modifications and additions thereto created or acquired by the MikaMonu Business Unit following the Closing Date.

“NIS” means Israeli new shekel.

“Ordinance”  means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

“Ordinary Course of Business” mean, with respect to any Person, an action taken by such Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, association or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company that are used in or necessary for the conduct of the Business as currently conducted and as currently proposed to be conducted.

“Permit” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with U.S. GAAP or Israeli GAAP, as applicable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default, (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the Company is not in default under such lease or rental agreement) and (d) the rights of the bank in which the Company’s accounts are maintained to place a charge, lien or encumbrance on an account solely for the purpose of securing an overdraft in another account or other borrowing facility of the Company.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pro Rata Percentage” means, with respect to each Shareholder, the following percentage:  Akerib – 49.5% ; Orda – 49.5% and Leshem – 1.0%.

“Publicly Available Software” means:  (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Shareholder Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions to the extent such costs, fees and expenses are payable or reimbursable by the Company, including, (i) all brokerage fees, commissions, finders’ fees or financial advisory fees, (ii) the fees and expenses of Shaked & Co. Law Offices and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred,  (iii) any Change of Control Payments and (iv) any value added Tax applicable with respect to the costs, fees and expenses described in clauses (i) through (iv) above.  Shareholder Transaction Expenses will not include the fees of the Escrow Agent pursuant to the Escrow Agreement.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means (a) any and all United States, Israeli or other federal, state or local charges, fees, levies or other assessments, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, escheat, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding specific to the Contemplated Transactions, issued by the applicable Governmental Authority in form and substance reasonably satisfactory to Buyer, that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding; provided,  however, that the final version of any request for a Valid Tax Certificate shall under any circumstances be subject to the prior written approval of Buyer, which will not be unreasonably withheld or delayed.

(b)In addition to the defined terms in paragraph (a) above, the following terms are defined elsewhere in this Agreement:

Term	Section
Agreement	Preamble
Akerib	Preamble
Assets	Section 3.09(a)
Audited Financials	Section 3.06(a)(i)
Beneficial Enterprise	Section 3.13(m)
Buy-Back Notice	Section 2.12(a)
Buyer	Preamble
Claims	Section 6.08
Closing	Section 2.04
Closing Cash Consideration	Section 2.03
Company	Preamble
Company Registrations	Section 3.11(c)
Continuing Employee	Section 6.07(a)
Current Liability Policies	Section 3.22
Deferred Cash Consideration	Section 2.06(a)
Deferred Payment Dates	Section 2.06(a)
Discontinuation Notice	Section 2.12(a)
Earn-Out Consideration	Section 2.07(b)
Earn-Out Period	Section 2.07(b)
Earn-Out Provisions	Section 2.02
Employment Agreement	Recitals
Escrow Agent	Recitals
Escrow Agreement	Recitals
Financials	Section 3.06(a)(ii)
Holdback Amount	Section 2.05(a)(iii)
IP Contracts	Section 3.11(d)
Leshem	Preamble
Losses	Section 9.01(a)
Material Company Contract	Section 3.16(b)

Term	Section
MGI	Section 3.01(b)
MikaMonu Revenues Certification	Section 2.08(a)
Milestone	Section 2.07(a)
Milestone Payment	Section 2.07(a)
Non-Competition Agreement	Recitals
OCS	Section 3.11(k)
Orda	Preamble
Outbound IP Contracts	Section 3.11(d)
Parent	Preamble
Parent Common Stock	Section 2.09(c)
Parent Indemnified Person	Section 9.01(a)
Parent SEC Reports	Section 5.07
Payee	Section 2.10(a)
Payor	Section 2.10(a)
Pre-Closing Tax Period	Section 10.02
Purchase Consideration	Section 2.02
Real Property	Section 3.10(a)
Real Property Leases	Section 3.10(a)
Reference Balance Sheet	Section 3.06(a)(ii)
Reference Balance Sheet Date	Section 3.06(a)(ii)
Revenue-Based Payments	Section 2.07(b)
SEC	Section 2.09(d)
Scheduled Intellectual Property Rights	Section 3.11(c)
Section 14 Arrangement	Section 3.20(a)
Shareholder Indemnified Person	Section 9.02(a)
Shareholders	Preamble
Shareholders’ Representative	Section 11.04(a)
Shares	Recitals
Straddle Period	Section 10.04
Tax Contest Claims	Section 10.06
Third Party Claim	Section 9.04(a)
Transfer Taxes	Section 10.01
VAT	Section 3.13(q)
Withholding Drop Date	Section 2.10(b)

Section 1.02.Certain Matters of Construction.

(a)The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c)Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section or Exhibit means a Section of or Exhibit to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d)The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(e)Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(f)Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(g)Where a provision of the Agreement states that the Company has “made available” any document to Parent, that means that such document has been posted to the Company’s electronic data room not later than two (2) Business Days prior to the date of this Agreement.

Article II
PURCHASE AND SALE OF SHARES; CLOSING.

Section 2.01.Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Shareholders shall sell, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from each of the Shareholders, all of the outstanding Shares held by such Shareholders.

Section 2.02.Purchase Consideration.  The aggregate consideration for the purchase of the Shares hereunder (the “Purchase Consideration”) shall consist of:  (i) the Closing Cash Consideration calculated pursuant to Section 2.03, (ii) the Deferred Cash Consideration to the extent that it becomes payable to the Shareholders pursuant to Section 2.06, (iii) any portion of the Indemnity Escrow Amount that becomes payable to the Shareholders pursuant to this

Agreement and the Escrow Agreement and (iv) the Earn-Out Consideration to the extent that it becomes payable to the Shareholders pursuant to Sections 2.07,  2.08 and 2.09 (the “Earn-Out Provisions”).

Section 2.03.Closing Cash Consideration.  At the Closing, Buyer shall deliver to the Shareholders cash in an aggregate amount determined as follows (the “Closing Cash Consideration”):

(a)$4,964,000 U.S. dollars;

(b)less the amount of any Shareholder Transaction Expenses not otherwise paid by the Shareholders or reimbursed by the Shareholders to the Company prior to the Closing Date; and

(c)less the Indemnity Escrow Amount.

Section 2.04.The Closing.  The purchase and sale of the Shares (the “Closing”) shall take place on the date hereof at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, CA 94303, immediately after the execution and delivery of this Agreement, subject to the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the parties hereto (with the Shareholders’ Representative acting for all the Shareholders).  The Closing shall be deemed to be effective for purposes of this Agreement as of 12:01 A.M. Pacific Time on the Closing Date.  Notwithstanding the foregoing, the parties shall endeavor in good faith to effectuate the Closing simultaneously in different locations in order to avoid the travel and additional expense of requiring all parties to be simultaneously located in the same place.  In furtherance thereof, the parties shall deliver, in escrow to their respective counsel and other appropriate parties, executed versions of all assignments, instructions, documents, certificates, wire transfer instructions, escrow instructions and other matters and things necessary to effect the Closing in such manner.

Section 2.05.Closing Deliveries and Payments.

(a)Buyer’s Closing Deliveries and Payments.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:

(i)to the Shareholders, an aggregate amount in cash equal to the Closing Cash Consideration, with each Shareholder receiving, by wire transfer of immediately available funds to an account of such Shareholder designated in writing by the Shareholders’ Representative to Parent not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to such Shareholders’ Pro Rata Percentage of the Closing Cash Consideration;

(ii)to the Escrow Agent, an amount of cash equal to the Indemnity Escrow Amount; and

(iii)to the Escrow Agent, cash in the amount of $2,500,000 (the “Holdback Amount”).

(b)Shareholders’ Closing Deliveries.  Upon the terms and subject to the conditions set forth in this Agreement, each Shareholder shall deliver or cause to be delivered to Buyer at the Closing certificates representing all Shares to be sold by such Shareholder hereunder, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer to Buyer, and with all required tax transfer stamps attached.

Section 2.06.Deferred Cash Consideration.

(a)Buyer will pay to the Shareholders, as additional consideration for the purchase of the Shares, cash in an aggregate amount up to the Holdback Amount.  The Holdback Amount shall be held in escrow under the Escrow Agreement and released by the Escrow Agent to the Shareholders in installments (collectively, the “Deferred Cash Consideration”) on the following dates (the “Deferred Payment Dates”), provided that, on each Deferred Payment Date, Akerib has been continually employed by Parent or a Subsidiary of Parent from the Closing Date through such Deferred Payment Date:

Deferred Payment Date	Deferred Cash Consideration
November 23, 2017	$750,000
November 23, 2018	$750,000
November 23, 2019	$1,000,000

(b)Any portion of the Holdback Amount that remains in escrow shall be released by the Escrow Agent to the Shareholders within thirty (30) Business Days following:

(i)a determination by Parent, or any Person that acquires control of Parent or the MikaMonu Business Unit through a Change of Control Transaction following the Closing Date, to discontinue development of the MikaMonu Technology and the MikaMonu IP (for the avoidance of doubt, a lack of activity over a three (3) month period shall be deemed to be a determination to discontinue the development of the MikaMonu Technology and the MikaMonu IP for purposes of this Section 2.06(b)(i)), in which case Parent or such other Person shall provide written notice of such determination to the Shareholder’s Representative within ten (10) Business Days following such determination;

(ii)the termination by Parent or a Subsidiary of Parent of Akerib’s employment other than for “Cause,” as defined in the Employment Agreement;

(iii)the termination by Akerib of Akerib’s employment with Parent or a Subsidiary of Parent for “Good Reason,” as defined in the Employment Agreement; or

(iv)the termination of Akerib’s employment with Parent or a Subsidiary of Parent due to his death.

(c)Any portion of the Holdback Amount that becomes payable pursuant to Sections 2.06(a) or 2.06(b) shall be paid to each Shareholder, in accordance with such Shareholders’ Pro Rata Percentage, by wire transfer of immediately available funds to an account of such Shareholder designated in writing by the Shareholders’ Representative to Parent and the Escrow Agent.

(d)The parties intend that the Deferred Cash Consideration payable from the Holdback Amount shall be a part of the aggregate consideration payable to the Shareholders for their Shares under this Agreement and that it shall not constitute taxable compensation or deemed taxable compensation for any services rendered or to be rendered at any time by any of the Shareholders.  Each of the parties shall prepare and file all Tax Returns consistent with such treatment, unless otherwise required by the ITA or any applicable Legal Requirement, as determined in good faith by Parent or Buyer.

Section 2.07.Earn-Out Consideration.

(a)Buyer will pay to the Shareholders, as additional consideration for the purchase of the Shares, the following aggregate amounts (each a “Milestone Payment”) subject to the achievement of the following milestones (each a “Milestone”) by the applicable completion date:

	Milestone	Milestone
Milestone	Completion Date	Payment
Tape-out of the Initial MikaMonu Product	December 31, 2017	$750,000
First $5,000,000 of MikaMonu Revenues	January 1, 2021	$2,750,000
Next $10,000,000 of MikaMonu Revenues	January 1, 2022	$4,000,000

(b)In addition, Buyer will pay to the Shareholders five percent (5%) of MikaMonu Revenues in excess of $15,000,000 recognized between the Closing Date and December 31, 2025 (the “Earn-Out Period”) up to a maximum total of $30,000,000 (collectively, the “Revenue-Based Payments” and, together with the Milestone Payments, the “Earn-Out Consideration”), up to maximum total Earn-Out Consideration of $37,500,000.

Section 2.08.Determination of MikaMonu Revenues.

(a)MikaMonu Revenues, and the amount of any Milestone Payment or Revenue-Based Payment payable on the basis of such MikaMonu Revenues, shall be calculated by Parent for each fiscal quarter of Parent, beginning with the first fiscal quarter following the Closing in which MikaMonu Revenues are recognized and ending with the fiscal quarter ending December 31, 2025, and certified by Parent’s Chief Financial Officer (each a “MikaMonu Revenues Certification”).  The MikaMonu Revenues Certification for each such fiscal quarter shall be delivered by Parent to the Shareholders’ Representative as soon as practicable after the end of such fiscal quarter and in no event more than twenty (20) Business Days thereafter.

(b)The Shareholders’ Representative shall have twenty (20) Business Days (excluding Fridays and Jewish holidays) after receipt of any MikaMonu Revenues Certification in which to give Parent written notice of any objection to the calculation of MikaMonu Revenues set forth in such MikaMonu Revenues Certification or the computation of the amount of the related Milestone Payment or Revenue-Based Payment.  If the Shareholders’ Representative does not timely object to any MikaMonu Revenues Certification, such MikaMonu Revenues Certification shall be deemed final and binding on all parties for all purposes of this Agreement except for changes based on computational errors or fraud which, in either case, are brought to Parent’s attention promptly after their identification.

(c)Upon the request of the Shareholders’ Representative, Parent shall allow the Shareholders’ Representative and her accountants access to Parent’s books and records relating to the calculation of MikaMonu Revenues for the limited purpose of reviewing such calculation, provided that the Shareholders’ Representative and her accountants have entered into confidentiality agreements reasonably acceptable to Parent.  All expenses incurred by the Shareholders’ Representative in performing any such review shall be borne by the Shareholders, unless such review discloses an error of five percent (5%) or more in the calculation of MikaMonu Revenues, in which case Parent shall reimburse the Shareholders for such expenses.

(d)If the Shareholders’ Representative timely objects to the calculation of MikaMonu Revenues set forth in any MikaMonu Revenues Certification, Parent and the Shareholders’ Representative shall promptly meet and attempt in good faith to reach a resolution of such disagreement.  Any dispute with respect to the amount of MikaMonu Revenues (or the amount of the related Milestone Payment or Revenue-Based Payment) which is not resolved by Parent and the Shareholders’ Representative and their respective accountants within thirty (30) Business Days after delivery of notice of the dispute by the Shareholders’ Representative shall, upon written request by either Parent or the Shareholders’ Representative delivered to the other party, be submitted for final resolution to an independent certified public accounting firm of national reputation selected jointly by Parent’s independent certified public accountants and an independent certified public accounting firm designated by the Shareholders’ Representative.  Each party shall, within ten (10) Business Days after submission of such dispute, deliver to such accounting firm the information such party wishes to have considered by such firm in making its determination.  Each party shall promptly provide to such accounting firm any additional information relevant to the resolution of such dispute as such firm shall request.  Such accounting firm shall present its determination and resolution of any dispute within thirty (30) Business Days after submission of such dispute to the firm.  The determination and resolution by such accounting firm shall be binding and conclusive among the parties.  The fees of such accounting firm shall be borne by the party or parties whose position in the dispute with respect to the calculation of MikaMonu Revenues is furthest from the final determination of the amount of MikaMonu Revenues by such accounting firm.

Section 2.09.Payment of Earn-Out Consideration.

(a)The Milestone Payment that becomes payable based on the tape-out of the Initial MikaMonu Product shall be paid within thirty (30) Business Days following the successful completion of such tape-out, as certified by the Chief Executive Officer of Parent.

(b)Any Milestone Payment or Revenue-Based Payment that becomes payable based on MikaMonu Revenues shall be paid on the earliest of (i) one (1) Business Day following the expiration of the period for objection to the applicable MikaMonu Revenues Certification specified in Section 2.08(b), (ii) an earlier date agreed upon by Parent and the Shareholders’ Representative following delivery of the applicable MikaMonu Revenues Certification or (iii) five (5) Business Days following the resolution of a dispute regarding the amount of such payment pursuant to Section 2.08(d).

(c)Any Earn-Out Consideration that becomes payable pursuant to this Sections 2.09 shall be paid to each Shareholder, in accordance with such Shareholder’s Pro Rata Percentage.  Each such payment shall be made, at Parent’s election (i) in cash, by wire transfer of immediately available funds to an account of such Shareholder designated by the Shareholders’ Representative to Parent, (ii) by delivery to the Shareholders of shares of common stock of Parent (“Parent Common Stock”) or (iii) by a combination of such cash and shares of Parent Common Stock.  For purposes of any such payment made, in whole or in part, in shares of Parent Common Stock, the value of such shares shall be the average closing sales price of the Parent Common Stock on the Nasdaq Global Market for the five (5) trading days ending on the last trading day before such payment.

(d)Parent hereby represents and warrants that any Parent Common Stock issued to the Shareholders pursuant to Section 2.09(c) shall be issued pursuant to a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) which is effective at the time of such issuance, or in a transaction exempt from such registration, and shall be fully and immediately tradeable and shall not be subject to any contractual “lock-up” period or similar restriction on trading; provided,  however, that (i) if a Shareholder is an employee of Parent or a Subsidiary of Parent, he or she will be subject to Parent’s insider trading policy, as in effect from time to time and (ii) if a  Shareholder is deemed to be an “affiliate” or “executive officer” of Parent under U.S. federal securities laws, he or she will be subject to federal securities laws and regulations applicable to the sale of securities by such Persons.

Section 2.10.Withholding Rights.

(a)Each of Parent, Buyer and the Escrow Agent (each, a “Payor”), shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration (including, without limitation, the Closing Cash Consideration, the Holdback Amount, the Earn-Out Consideration and distributions of the Indemnity Escrow Amount)  payable or otherwise deliverable pursuant to this Agreement or the Escrow Agreement to any Shareholder (each, a “Payee”), such amounts as Parent or Buyer shall reasonably determine that it is required to deduct and withhold with respect to the making of such payment under the Code, any provision of U.S. state or local Tax laws, the Ordinance,  any provision of foreign Tax law or any other Legal Requirement;  provided,  however, that if any Payee provides the Payor with a Valid Tax Certificate, including any Valid Tax Certificate provided at Closing, the withholding (if any) of any amounts from the consideration payable to such Payee hereunder, and the payment of the consideration or any portion thereof, shall be made in accordance with the provisions of such Valid Tax Certificate.  To the extent that amounts are so withheld,  such withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Payee in respect of which such deduction and withholding was made by the Payor.  To the extent a Tax is withheld by a Payor, the withheld amount shall be timely remitted to the ITA, and the Buyer shall timely furnish the respective Payee with a document evidencing such withholding.  The Payor shall advise each Payee within five (5) Business Days from the date on which a certificate/ruling concerning tax withholding is presented to Buyer by such Person, whether such ruling/certificate constitutes a Valid Tax Certificate.

(b)Notwithstanding the provisions of Section 2.10(a), any Payee shall be entitled to request in writing from the Payor, at least five (5) Business Days before any such payment is made, that with respect to Israeli Taxes any consideration payable or otherwise delivered pursuant to this Agreement and the Escrow Agreement to such Payee shall be retained by the Payor for a period of up to one-hundred eighty (180) days from Closing (the “Withholding Drop Date”) (during which time such Payee may obtain a Valid Tax Certificate).  If a Payee delivers a Valid Tax Certificate to the Payor no later than five (5) Business Days prior to the Withholding Drop Date, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such Payee.  If any Payee (i) does not provide the Payor with a Valid Tax Certificate by no later than five (5) Business Days before the Withholding Drop Date or (ii) submits a written request with the Payor to release his portion of the consideration payable or otherwise delivered pursuant to this Agreement and the Escrow Agreement prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration otherwise payable pursuant to this Agreement or the Escrow Agreement shall be calculated according to the applicable withholding rate as determined in good faith by Buyer, which amount shall be increased, to the extent applicable, by the interest plus linkage differences as defined in Section 159A of the Ordinance for the time period between the fifteenth (15th) calendar day of the month following the Closing Date, and delivered to the applicable tax authority by the Payor, who shall pay to such Payee the balance of the payment due to such Payee that is not so withheld at the time the relevant payment is made, and calculated in NIS based on a dollars-to-NIS exchange rate not lower than the effective exchange rate at the Closing Date.

(c)In the event that the Payor receives a written demand from the ITA to withhold any amount out of the amount held by Buyer and transfer it to the ITA, the Payor (i) shall notify the applicable Payee of such matter promptly after receipt of such demand, and provide such Payee with reasonable time (but in no event less than thirty (30) days unless otherwise required by the ITA or any applicable Legal Requirements, as determined in good faith by the Payor) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such Payee to the Payor, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Payee.

(d)Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a conversion rate not lower than applicable rate on the Closing Date and in such manner as the Payor determines in good faith to be in compliance with the applicable Legal Requirements, and any commercially reasonable currency conversion commissions will be borne by the applicable Payee and deducted from payments to be made to such Payee.

Section 2.11.Operation of the MikaMonu Business Unit.

(a)Basic Principles.  It is the present intention of Parent and the Shareholders, following the Closing, to actively develop the Business, as conducted and proposed to be conducted by the MikaMonu Business Unit, to the mutual advantage of Parent, MikaMonu and Parent’s other stockholders.  The parties acknowledge, however, that the industry in which Parent operates is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles and that Parent must be able to react, on a timely and cost-effective basis, to meet changing customer requirements.  Accordingly, except as expressly provided herein, the operations of the MikaMonu Business Unit, like all of Parent’s other business units, shall at all times be subject to the management control of Parent.  Without limiting the generality of the foregoing, Parent shall not be required, by virtue of the Earn-Out Provisions or otherwise, to:  (i) operate the MikaMonu Business Unit or any component thereof in a manner consistent with the manner in which the Company operated the Business prior to the Closing; (ii) seek to maximize MikaMonu Revenues or accelerate the development of MikaMonu Products where to do so, in the sole opinion of Parent management, would have an adverse effect on Parent’s overall operating results or prospects; or (iii) devote more resources to the development, manufacture, sale or licensing of MikaMonu Products than, in the sole opinion of Parent management, is prudent in the context of Parent’s overall business operations.  Each of the Shareholder acknowledges that neither Parent, Buyer nor any of their Affiliates owes any fiduciary duty or any other implied duty to the Shareholders by virtue of the Earn-Out Provisions or otherwise.

(b)General Operations.  During the Earn-Out Period:

(i)Parent will maintain the MikaMonu Business Unit as a separate business unit of Parent or a Subsidiary of Parent (although Parent shall not be required to maintain the Company as a separate legal entity).

(ii)Parent will establish and maintain appropriate systems and controls for the purpose of accurately tracking and recording MikaMonu Revenues.

(iii)The MikaMonu Business Unit will be operated, in all material respects, pursuant to the same policies and procedures, including financial and budgetary procedures, as are applicable to Parent’s other divisions and business units and shall be accorded no special status or priority by virtue of the Earn-Out Provisions or otherwise.

(iv)Employees of the MikaMonu Business Unit will be subject to standard Parent policies and procedures.

(v)Akerib shall initially serve as a Vice President of Parent and a Vice President of the MikaMonu Business Unit in accordance with the Employment Agreement.  Neither the Earn-Out Provisions nor any other provision of this Agreement shall modify the terms of the Employment Agreement or limit in any manner the rights of either Parent or Akerib as set forth therein, including, without limitation, their respective rights thereunder to terminate Akerib’s employment.

(vi)Parent will consult with Akerib, so long as he serves as an officer of the MikaMonu Business Unit, and elicit his views, to the extent reasonably practicable, before making strategic changes materially affecting the operations of the MikaMonu Business Unit or which could reasonably be expected to have a material adverse effect on MikaMonu Revenues during the Earn-Out Period.

(c)In the event of a Change of Control Transaction involving Parent or the MikaMonu Business Unit, the successor shall be obligated to comply with the provisions of this Section 2.11,  mutatis mutandis, and the defined terms MikaMonu Business Unit, MikaMonu IP, MikaMonu Products, MikaMonu Revenues and MikaMonu Technology shall be deemed to also include and apply to the successor mutatis mutandis.

Section 2.12.Buy-Back Option.

(a)Without derogating from the provisions of Section 2.11, in the event that Parent (or its successor in the event of a Change in Control Transaction) determines to discontinue development of the MikaMonu Technology and/or the MikaMonu IP prior to the recognition of any MikaMonu Revenues, Parent shall deliver written notice to the Shareholders’ Representative of such determination (the “Discontinuation Notice”).  In such event, the Shareholders may, by written notice delivered by the Shareholders’ Representative to Parent not more than thirty (30) days following delivery of the Discontinuation Notice (the “Buy-Back Notice”), elect to purchase from Parent, and/or any Subsidiary of Parent then operating the MikaMonu Business Unit, all of the MikaMonu Technology and/or the MikaMonu IP.

(b)In the event of such an election, Parent and the Shareholders’ Representative shall promptly meet and attempt in good faith to agree upon the fair value of the MikaMonu Technology and/or MikaMonu IP.  In the event that the parties are unable to agree on such fair value within thirty (30) days following delivery of the Buy-Back Notice, the fair value of the MikaMonu Technology and/or MikaMonu IP shall be determined by an independent appraisal firm agreed upon by Parent and the Shareholders’ Representative.  Each party shall, within ten (10) Business Days after the selection of such appraisal firm, deliver to such firm the information such party wishes to have considered by such firm in making its determination.  Each party shall promptly provide to such appraisal firm any additional information relevant to the valuation determination as such firm shall request.  Such appraisal firm shall present its valuation determination within thirty (30) Business Days after submission of such dispute to the firm.  Parent and the Shareholders agree that the valuation determination by such appraisal firm shall be binding and conclusive among the parties.  The fees of such appraisal firm shall be borne by the party or parties whose last proposed valuation submitted to the other party or parties prior to the selection of the appraisal firm is furthest from the final determination of the fair value of the MikaMonu Technology and/or MikaMonu  IP by such firm.

(c)The closing of the purchase and sale of the MikaMonu Technology and/or the MikaMonu IP shall take place at a time and place specified by Parent not later than thirty (30) Business Days following the determination of the fair value of the MikaMonu Technology and/or the MikaMonu IP pursuant to Section 2.12(b).  At such closing, the Shareholders shall deliver to Parent cash, subject to any applicable withholding requirements, in the amount of such fair value against delivery of the MikaMonu Technology and/or the MikaMonu IP together with customary documents of transfer and assignment reasonably satisfactory to the Shareholders’ Representative.

(d)In the event that the Shareholders purchase the MikaMonu Technology and/or the MikaMonu IP pursuant to this Section 2.12, Buyer and Parent shall retain a non-exclusive royalty-free license to use the MikaMonu Technology and/or MikaMonu IP so purchased to manufacture, sell or otherwise distribute MikaMonu Products that have been developed, or for which development is substantially complete, on the date of the Discontinuation Notice;  provided that such license shall not terminate or otherwise change the Shareholders’ rights to receive further Deferred Cash Consideration and Earn-Out Consideration to the extent it becomes payable hereunder.

(e)In the event that the Shareholders purchase the MikaMonu Technology and/or the MikaMonu IP pursuant to this Section 2.l2, the Shareholders shall be relieved of (i) all contractual obligations prohibiting them from competing with the Company, Parent or any Subsidiary of Parent, including Akerib’s obligations under Sections 2 and 3 of the Non-Competition Agreement, and (ii) any invention assignment and confidentiality obligations with respect to the MikaMonu Technology and/or the MikaMonu IP that they are purchasing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In order to induce Parent and Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Parent and Buyer as follows as of the date of this Agreement and as of the Closing Date:

Section 3.01.Organization; Subsidiaries.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has full corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in any jurisdiction in which it is required to so qualify.  The Company has delivered to Buyer accurate and complete copies of the Organizational Documents of the Company.

(b)MikaMonu Group, Inc. (“MGI”)  is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.  MGI has never owned any property or assets, has never had any employees, has no Contractual Obligations, has no Liabilities, and has conducted no business whatsoever in any jurisdiction.  The Company has delivered or made available to Parent accurate and complete copies of the Organizational Documents of MGI.

(c)The Company does not now have, and since its inception has not had, any Subsidiaries except MGI.

Section 3.02.Power and Authorization.

(a)Contemplated Transactions.  The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is or will be a party.  The execution, delivery and performance by the Company of this Agreement and each such Ancillary Agreement to which it is or will be a party have been duly authorized, by all necessary action on the part of the Board of Directors and the Shareholders.  This Agreement and each Ancillary Agreement to which the Company is, or will be at Closing, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)Conduct of Business.  The Company has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

Section 3.03.Authorization of Governmental Authorities.  Except as disclosed in Section 3.03 of the Company Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or in respect of the Company, the Business or any Assets of the Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party or (b) the consummation of the Contemplated Transactions.

Section 3.04.Noncontravention.  Except as disclosed in Section 3.04 of the Company Disclosure Schedule, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party, nor the consummation of the Contemplated Transactions, will:

(a)assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed in Section 3.03 of the Company Disclosure Schedule, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to the Company, the Business or any Assets of the Company; or

(b)conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of the Company under, any of the terms, conditions or provisions of (i) any Permit applicable to or otherwise affecting the Company, the Business or any Assets of the Company,

(ii) any Contractual Obligation to which the Company is a party or by which it is bound, or (iii) the Organizational Documents of the Company.

Section 3.05.Capitalization of the Company.

(a)Authorized and Outstanding Equity Interests.  The entire authorized capital stock (or, where applicable, other Equity Interests) of the Company and MGI are as set forth in Section 3.05(a) of the Company Disclosure Schedule.  All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons in the respective amounts set forth in Section 3.05(a) of the Company Disclosure Schedule.  Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, neither the Company nor MGI has issued or agreed to issue any Equity Interests and neither holds shares of its capital stock (or other Equity Interests) in its treasury.  The Company has delivered or made available to Parent accurate and complete copies of the stock ledger (or equivalent records) of the Company and MGI, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of the Company and MGI.  The Company is the record and beneficial owner of all of the Equity Interests of MGI.  All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of the Company and MGI have been duly authorized, validly issued and are fully paid and non-assessable.  Neither the Company nor MGI has violated any Israeli, United States federal or state securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.

(b)Encumbrances on Equity Interests, etc.  (i) There are no preemptive rights or other similar rights in respect of any Equity Interests in the Company or MGI, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in the Company or MGI, or otherwise affecting the rights of any holder of the Equity Interests in the Company or MGI, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company or MGI which obligates the Company or MGI to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company or MGI and (iv) there are no existing rights under any Contractual Obligations with respect to registration of any Equity Interests in the Company or MGI under Israeli or United States federal securities laws.

Section 3.06.Financial Matters.

(a)Financial Statements.  Section 3.06 of the Company Disclosure Schedule contains copies of each of the following:

(i)the audited consolidated balance sheet of the Company as of December 31, 2014 and the related consolidated statements of income and changes in shareholders’ equity for the two years then ended, accompanied by the independent auditors’ report of Erlichman & Co. Certified Public Accountants (Isr.), the Company’s auditors (the “Audited Financials”); and

(ii)the unaudited consolidated balance sheet of the Company as of September 30, 2015 (the “Reference Balance Sheet” and the date thereof, the “Reference Balance Sheet Date”), and the related unaudited consolidated statements of income and changes in shareholders’ equity for the nine (9) months then ended (collectively with the Audited Financials, the “Financials”).

(b)Compliance with Israeli GAAP, etc.    The Financials (including the notes thereto) (i) were prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with Israeli GAAP, consistently applied (in the case of the Financials described in clause (a)(ii) above, subject to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) and (iii) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations of the Company and changes in its shareholders’ equity for the respective periods covered thereby.

(c)Absence of Undisclosed Liabilities.  The Company does not have any material Liabilities except for (i) Liabilities set forth on the face of the Reference Balance Sheet and (ii) Liabilities incurred in the Ordinary Course of Business since the Reference Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

(d)Accounts Receivable.  All accounts and notes receivable reflected on the Reference Balance Sheet and all accounts and notes receivable arising subsequent to the Reference Balance Sheet Date and prior to the Closing Date have arisen or will arise in the Ordinary Course of Business of the Company, represent or will represent legal, valid, binding and enforceable obligations owed to the Company and, subject only to consistently recorded reserves for bad debts set forth on the Reference Balance Sheet have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

(e)Inventory.  The Company holds no inventory.

(f)Banking Facilities.  Section 3.06(f) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

Section 3.07.Absence of Certain Developments.  From December 31, 2014, through the date of this Agreement, (a) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) the Business has been conducted in all material respects in the Ordinary Course of Business of the Company and (c) the Company has suffered no loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material Assets or the Business.

Section 3.08.Debt; Guarantees.  The Company has no Liabilities in respect of Debt or any Guarantee of any Debt or other Liability of any Person other than Liabilities incurred on behalf of the Shareholders in respect of Shareholder Transaction Expenses which either (i) are reimbursable to the Company by the Shareholders or (ii) will result in a reduction of the Closing Cash Consideration pursuant to Section 2.03(b).

Section 3.09.Assets.

(a)Ownership of Assets.  The Company has good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Reference Balance Sheet or acquired after the Reference Balance Sheet Date, except for such assets that have been sold or otherwise disposed of since the Reference Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”).  None of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b)Sufficiency of Assets.  The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are  currently being used in the conduct of the Business.

(c)Condition of Tangible Assets.  All of the furniture, fixtures and equipment included in the Assets and all of the other tangible personal property included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(d)Investments.  The Company (i) does not directly or indirectly, own or control any Equity Interest in any Person that is not a Subsidiary of the Company and (ii) is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.10.Real Property.

(a)The Company does not own, and since its inception has never owned, any real property.  Section 3.10(a) of the Company Disclosure Schedule sets forth a list of the addresses of all real property leased or subleased by, or for which a right to use or occupy has been granted to, the Company (the “Real Property”).  Section 3.10(a) of the Company Disclosure Schedule identifies with respect to each parcel of Real Property, each written or oral lease, sublease or other Contractual Obligation or arrangement (written or oral) under which such Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease or other Contractual Obligation or arrangement, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(b)There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations or arrangements granting to any other Person the right of use or occupancy of any of the Real Property, and there is no Person other than the Company in possession of any of the Real Property.

(c)The Company has delivered or made available to Parent accurate and complete copies of any written Real Property Leases and accurate and complete descriptions of any oral Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(d)No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property.  The current use of the Real Property by the Company does not violate any Legal Requirement or restrictive covenant of record.

Section 3.11.Intellectual Property.

(a)Company IP.  The Company (i) exclusively owns the entire right, title and interest in and to all Owned Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) has the right to use all Licensed Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances and the covenants, conditions and restrictions under which such Licensed Intellectual Property Rights are licensed).  Except, with respect to the Company Intellectual Property Rights licensed by the Company under the Outbound IP Contracts identified in Section 3.11(d) of the Company Disclosure Schedule, in each case, to the extent provided in such IP Contracts, none of the Company Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company.  The Company is not a party to any Inbound IP Contract.

(b)Infringement.  (i) The conduct of the Business as currently conducted has not infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of any Person, and (ii) the Company has not (A) received any charge, complaint, claim, demand, or notice alleging interference, infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person in connection with the conduct of the Business and/or the design, development, manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products or (B) agreed to or otherwise incurred any Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other violation with respect to any Intellectual Property Rights, except as provided in the Outbound IP Contracts.  No Person has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property Rights.

(c)Scheduled Intellectual Property Rights.  Section 3.11(c) of the Company Disclosure Schedule contains a complete and accurate list of all patents and patent applications (whether pending or in the process of preparation), registered trademarks, applications for trademark registration, registered copyrights, applications for copyright registrations, and domain names owned by the Company (collectively, the “Company Registrations”).  Section 3.11(c) of

the Company Disclosure Schedule also identifies (i) each unregistered trademark, service mark, trade name, brand name, slogan or trade dress, (ii) each unregistered copyright and (iii) a general description of the trade secrets and Company Products, in each case that is owned by or licensed to the Company.  For purposes of this Agreement, all items listed in Section 3.11(c) of the Company Disclosure Schedule are referred to as “Scheduled Intellectual Property Rights”.  For each of the Company Registrations, Section 3.11(c) of the Company Disclosure Schedule includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the trademark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates.  Each of the Company Registrations (other than applications),  to the Company’s Knowledge, is valid and subsisting, and none of such Company Registrations have ever been found to be invalid or unenforceable for any reason in any Action.

(d)IP Contracts.  Section 3.11(d) of the Company Disclosure Schedule identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which the Company uses or licenses Licensed Intellectual Property Rights that any Person except the Company owns (other than licenses for generally available off-the-shelf software) (the “Inbound IP Contracts”), (ii) under which the Company has granted any Person any right or interest in any Company Intellectual Property Rights (the “Outbound IP Contracts”) and (iii) that otherwise affects the Company’s use of or ownership rights in the Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).  Except as provided in the Inbound IP Contracts, or as otherwise disclosed in Section 3.11(d) of the Company Disclosure Schedule, the Company does not, as of the Closing Date, owe any royalties or other payments to any Person for the use of any Company Intellectual Property Rights or the manufacture, use, sale, offer for sale, marketing, promotion and/or distribution of any Company Products.  The Company has delivered or made available to Parent accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(e)Title to Company Intellectual Property Rights.  With respect to (i) each item of Owned Intellectual Property Rights, and (ii) to the Company’s Knowledge, each item of Licensed Intellectual Property Rights licensed to the Company, such item or right is not subject to any outstanding Governmental Order specific to such Company Intellectual Property Rights, and no Action (including any opposition, interference, or re-examination) is pending or, to the Company’s knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.  No funding from or facilities of any Governmental Authority, granting agency, university, college, other academic institution or research center was used in the creation or development of any Company Intellectual Property.  Other than standard reserve duty with the Israeli military, no current or former employee, officer, consultant or contractor of the Company who was involved in, or who contributed to, the conception, creation, design, or development of any of the Company Intellectual Property Rights, has performed services for or was an employee of any university, college, other educational institution, Governmental Authority, granting agency or research center while such employee, officer, consultant, or contractor was also performing services for the Company or during the time period in which such employee, officer, consultant or contractor invented, created or developed any Company Intellectual Property Rights.  No facilities or funding of any university, college, or other educational institution or research center or funding from any Governmental Authority or granting agency was used in the creation or development of any Company Intellectual Property.

(f)Sufficiency.  The Company Intellectual Property Rights constitute all of the Intellectual Property Rights used in the conduct of the Business, as currently being conducted.

(g)Confidentiality and Invention Assignments.  The Company has maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets and has required all current and former employees, and all contractors and other Persons with access to the Company’s confidential information and/or trade secrets to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and/or trade secrets and use such information and/or trade secrets only for the benefit of the Company.  All current and former employees of the Company and all contractors of the Company who contributed or are contributing to the creation or development of the Company Products and/or the Company Intellectual Property Rights have executed Enforceable Contractual Obligations that assign to the Company and its Subsidiaries all of such Person’s Intellectual Property Rights in such contribution and, to the extent such Intellectual Property Rights are not assignable such as pursuant to Section 45 of the Israeli Copyright Law, that waive all such Intellectual Property Rights in such contribution.  The Company has delivered or made available to Parent accurate and complete copies of such Contractual Obligations.  The Company does not and will not owe any compensation or remuneration to any of the Shareholders or any current or former employee, officer, director, consultant, contractor or customer in relation to any Intellectual Property Rights owned or purported to be owned by the Company, including with respect to any patent that is based on an invention of, or copyright that is based on a work of, any current or former employee, officer, director, consultant, contractor, or customer of the Company.  All current and former founders, employees, contractors, consultants and other service providers that have contributed, in any way, to the conception, design, development, implementation, improvement, testing or have otherwise contributed to bringing any Company Product, software or service to market have executed any and all necessary agreements that would waive any right or interest in and to any royalty or other remuneration provided by local custom, administrative regulation, governmental statute or otherwise (including under Section 134 of the Israeli Patent Law, 1967 and any other applicable law).

(h)Open Source Software.  There is no Publicly Available Software contained in or used by the Company in the design and development of Company Products or any product or service of the Company.  None of the Company Products constitute, contain, or are distributed by the Company together with Publicly Available Software, and none of the Company Products are subject to any IP Contract or other Contractual Obligation of any Publicly Available Software that would require the Company to divulge to any Person any source code or trade secret or to grant, or purport to grant, to any Person, any rights or immunities under the Owned Intellectual Property Rights or to any Licensed Intellectual Property Rights in a manner which would exceed or violate the Company’s license to such Licensed Intellectual Property Rights.

(i)Privacy and Data Security.  The Company does not currently use, aggregate or disseminate any personally-identifiable information concerning individuals.  To the Company’s Knowledge, there have been no security breaches relating to, violations of any security policy regarding, or any unauthorized access to, any proprietary data or information of the Company or any security breaches by the Company relating to, violations by the Company of any security policy regarding, or any unauthorized access by the Company to, any proprietary data or information of any third party used by the Company in connection with the Business.

(j)Encryption Technology.  The Company does not currently develop, and has not to date developed, encryption technology or products with encryption technology, technology with military applications, or other encryption technology, the development, commercialization or export of which is restricted under any applicable Legal Requirement or which would require the Company to obtain a Permit from the Israeli Ministry of Defense or any other authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption) 1974, as amended, or the Control of Products and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended.

(k)Government Grants.  Neither the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (the “OCS”) nor any other Governmental Authority has any ownership interest in or right to restrict or demand royalties in relation to the sale, licensing, distribution or transfer of any Company Intellectual Property Rights or Company Products.  All Company Intellectual Property Rights and Company Products are transferable, conveyable and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, payment requirement or limitation that could be imposed by the OCS.

Section 3.12.Legal Compliance; Illegal Payments; Permits.

(a)Legal Compliance.  The Company is not, in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement.

(b)Illegal Payments, Foreign Corrupt Practices Act, etc.  In the conduct of the Business, the Company (including its Representatives) has not (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Without limiting the foregoing, the Company and, to the Company’s Knowledge, each employee, Representative and agent of the Company, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, Article 5 (Bribery Offenses) of Chapter 9 of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000, or any other Legal Requirements that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.

(c)Permits.  The Company has been duly granted all material Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets.  Section 3.12(c) of the Company Disclosure Schedule describes each Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority responsible for issuing such Permit.  Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) the Company is not, in any material respect, in breach or violation of, or default under, any such Permit and (iii) to the Company’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

Section 3.13.Tax Matters.

(a)The Company has duly and timely filed (taking into account any valid extensions of time), or has caused to be duly and timely filed (taking into account any valid extensions of time) on its behalf, all Tax Returns with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed by the Company or MGI, and all such Tax Returns are correct, true and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements.  All Taxes required to be paid by the Company and MGI that have become due and payable (regardless of whether such Taxes are shown on any Tax Return) have been duly and timely paid in full.  With respect to any Taxes where payment is not yet due or owing, the Company and MGI have established, in accordance with Israeli GAAP, an adequate accrual for all such Taxes through the end of the last period for which the Company and MGI ordinarily record items on their books and records.  Appropriate and sufficient accruals for Tax Liabilities as of the Reference Balance Sheet Date are included in the Reference Balance Sheet.  The Company has not incurred any liability for Taxes since the Reference Balance Sheet Date other than in the Ordinary Course of Business.  Any required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and MGI.  The Tax Returns of the Company and MGI have been properly submitted to the applicable Governmental Authority and, as of the date of this Agreement, no deficiencies have been asserted as a result of any related Tax examinations.

(b)All Taxes required to have been withheld and paid by or with respect to the Company or MGI have been duly and timely withheld and paid to the appropriate Taxing

Authority.  The Company and MGI have complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes from payments made or deemed made by them, and their records contain all information and documents necessary to comply with, all requirements of applicable Legal Requirements relating to information reporting, filing, withholding and other similar requirements.

(c)The Company and MGI are not and have never been subject to Tax in any country other than their respective country of incorporation (i) by virtue of being treated as a resident of that country or (ii) by virtue of having a permanent establishment or other place of business in that country.

(d)There is no current, pending or, to the Knowledge of the Company, threatened audit, discussion, examination, or other administrative or judicial proceeding by a Governmental Authority concerning the Taxes or Tax Returns of the Company or MGI.  Neither the Company nor MGI has received any written claim by a Governmental Authority in a jurisdiction where it does not file Tax Returns pursuant to which the Company or MGI is or may be subject to taxation, or required to file Tax Returns, in that jurisdiction, and to the Company’s Knowledge, there is no reasonable basis for any such Governmental Authority to assert such a claim against the Company or MGI.  No issue has been raised by a Governmental Authority in any prior examination of the Company or MGI which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.  Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, there are no matters under discussion between the Company or MGI and any Governmental Authority, or with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or MGI.

(e)Other than any Tax Returns that have not yet been required to be filed (taking into account any extensions), the Company has made available to Parent complete copies of (i) all income, franchise and all other material Tax Returns of the Company and MGI relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, (ii) any audit report issued relating to any Taxes due from or with respect to the Company or MGI, (iii) any closing or settlement agreements entered into by or with respect to the Company or MGI with any Governmental Authority, (iv) all written communications to, or received by the Company or MGI from, any Governmental Authority including Tax rulings and Tax decisions and (v) all Tax opinions and legal memoranda and similar documents for the Company or MGI, in each case under (ii) to (iv), for all taxable periods since inception.

(f)Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, neither the Company nor MGI has received, or is subject to, any letter ruling from the Internal Revenue Service, the ITA (or any comparable ruling from any other Governmental Authority), and no request for such a ruling is currently pending, whether or not in connection with the Contemplated Transactions.

(g)There has been no waiver of any statute of limitations in respect of the Taxes or Tax Returns of the Company or MGI or any extension of time with respect to an assessment or deficiency relating to Taxes of the Company or MGI that is currently in effect.  Except as disclosed in Section 3.13(g) of the Company Disclosure Schedule, no power of attorney granted by the Company or MGI with respect to Taxes or Tax Returns is currently in force.

(h)There is no taxable income of the Company that will be required under applicable Legal Requirements to be reported by Buyer or the Company or any of their Affiliates for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date.

(i)The Company does not maintain any equity plan intended to qualify as a capital gain route plan under Section 102(b)(2) of the Ordinance.

(j)There are no liens for Taxes upon any property or Assets of the Company or MGI other than Permitted Encumbrances.

(k)Neither the Company nor MGI (i) is a party to, bound by or has an obligation under any Tax allocation, sharing or indemnity agreements or similar arrangements or (ii) has any Liability for the Taxes of any Person other than the Company or MGI, or as a transferee or successor, or by contract or otherwise other than as members of a Consolidated Group the common buyer of which is the Company.

(l)Except as disclosed in Section 3.13(l) of the Company Disclosure Schedule, the Company has provided or made available to Parent all documentation relating to any applicable Tax holidays or incentives, including but not limited to dividend distribution out of exempt income under the Law for Encouragement of Capital Investments, 1959, and none of the Tax holidays or incentives will be jeopardized by the Contemplated Transactions.  Except as disclosed in Section 3.13(l) of the Company Disclosure Schedule, the Company is in full compliance with all requirements for any applicable Tax holidays or incentives including but not limited to dividend distribution out of exempt income under the Law for Encouragement of Capital Investments, 1959.    Except as disclosed in Section 3.13(l) of the Company Disclosure Schedule, no prior approval of any Governmental Authority is required in order to consummate the transactions contemplated by this Agreement, or to preserve entitlement of the Company or MGI to any such incentive, subsidy or benefit.

(m)Except as disclosed in Section 3.13(m) of the Company Disclosure Schedule, the Company has made a valid election to be treated as a “Preferred Enterprise” (Mifaal Moadaf) under the Law for Encouragement of Capital Investments, 1959.  The Company made full, accurate, and complete disclosure of all facts in all correspondence, filings and formal applications made to any Governmental Authority in order to qualify as a Preferred Enterprise.  Except as disclosed in Section 3.13(m) of the Company Disclosure Schedule, the Company has not revoked any election relating to its status as a Preferred Enterprise, or undertaken any action disqualifying it from qualifying as a Preferred Enterprise.  Except as disclosed in Section 3.13(m) of the Company Disclosure Schedule, the Company is in compliance with any applicable Legal Requirement and any Tax ruling and has duly fulfilled all conditions, undertakings and other obligations relating to its status as a Preferred Enterprise.  Except as disclosed in Section 3.13(m) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists prior to the Closing, that could reasonably be expected to give rise to or serve as the basis for (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of such Preferred Enterprise status, or (ii) a requirement that the Company return or refund any benefits provided under any governmental grant.

(n)Neither the Company nor MGI is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(o)Neither the Company nor MGI is participating or engaging in, or has ever participated or engaged in, any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder, or any equivalent transaction required to be reported to any Governmental Authority regarding tax planning.

(p)The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(q)The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning value added Taxes.  The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) which does not comply with applicable Legal Requirements, and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, except in accordance with the provisions of applicable Legal Requirements; (ii) has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit under any applicable Legal Requirement; and (iii) has not received a refund for input VAT for which they are not entitled under any applicable Legal Requirement.

(r)The Company (i) is classified as a corporation for U.S. federal income tax purposes, (ii) has been so classified since the date of its inception and (iii) has not taken any actions or filed any elections inconsistent with such classification.

(s)Neither the Company nor MGI is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(t)The Company and MGI have complied in all respects with all applicable Legal Requirements relating to the payment and withholding of Taxes from payments made or deemed made to any Person.  All Persons that the Company and MGI have engaged as employees and independent contractors are properly classified as employees and independent contractors, as applicable, in accordance with the Code, the Ordinance and any other applicable Legal Requirements and for employee benefits purposes.  The Company and MGI have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.  The Company and MGI are in full compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements with respect to Persons that have been engaged by the Company or MGI under all applicable Legal Requirements.

(u)The prices and terms for the provision of any loan, property or services by or to the Company and MGI are at arm’s length for purposes of the relevant transfer pricing laws and all related documentation required by such laws has been timely prepared or obtained and retained.  The Company and MGI comply, and have always been compliant with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder.

(v)Other than limitations imposed by applicable Legal Requirements as a result of the Contemplated Transactions, there currently are no limitations on the utilization (in accordance with applicable Legal Requirements) of the net operating losses, built-in-losses, capital losses, Tax credits, or other similar items of the Company or of MGI nor limitations on the Company’s, or MGI’s, ability to use (in accordance with applicable Legal Requirements) such net operating losses, built-in-losses, capital losses, Tax credits, or other similar items.

(w)As of the Closing Date, the Company is in possession of all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period required to be maintained by it under applicable Legal Requirements.

(x)Notwithstanding any disclosure contained in the Company Disclosure Schedule related to the representations and warranties contained in this Section 3.13, for purposes of the Shareholders’ liability under Section 9.01(a)(i) and/or Article X, all qualifications contained in this Section 3.13 that refer to the Company Disclosure Statement shall be ignored.

Section 3.14.Employee Benefit Plans.  The Company has never sponsored, maintained, contributed to or incurred any Liability with respect to any Employee Plan.  Except as required by applicable Israeli Legal Requirements, the Company does not provide to its employees any health, life insurance, disability insurance, retirement benefits or any similar benefits.  Section 3.14 of the Company Disclosure Schedule contains a list and description of all benefits so provided.  Except as disclosed in Section 3.14 of the Company Disclosure Schedule,  the Company is in full compliance with all Legal Requirements related to the provision of pension, life insurance, disability insurance, retirement benefits or any similar benefits, and, except as disclosed in Section 3.14 of the Company Disclosure Schedule, all of such benefits are fully funded as of the date hereof.  There is no Action pending or, to the Company’s Knowledge threatened, relating to any such benefits, and to the Knowledge of the Company there is no basis for any such Action.

Section 3.15.Environmental Matters.  The Company is, and since its inception has been, in compliance in all material respects with all Environmental Laws.  There has been no storage, release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise operated, used or occupied by the Company.

Section 3.16.Contracts.

(a)Contracts.  Except as disclosed in the applicable subsection in Section 3.16 of the Company Disclosure Schedule (which is arranged in subsections numbered

(i) to (xiv) to correspond to the subsections of this Section 3.16), neither the Company nor MGI is bound by or a party to:

(i)any Contractual Obligation (or group of related Contractual Obligations) for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for (or would be reasonably expected to involve) annual payments to or by the Company in excess of $25,000 or aggregate payments to or by the Company in excess of $50,000;

(ii)any Contractual Obligation relating to the acquisition or disposition by the Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business of the Company);

(iii)any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(iv)any Contractual Obligation under which the Company has permitted any Asset to be subject to any Encumbrance (other than by a Permitted Encumbrance);

(v)any Contractual Obligation (A) under which the Company has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of the Company;

(vi)any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Company or any Affiliate thereof or (B) limit the freedom of the Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(vii)any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(viii)any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(ix)any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant;

(x)any agency, dealer, distributor, sales representative or marketing agreement or any other similar Contractual Obligation;

(xi)any outstanding general or special powers of attorney executed by or on behalf of the Company;

(xii)any Contractual Obligation, other than Real Property Leases, relating to the lease or license of any Asset, including Company Products and Intellectual Property Rights that is not included in Section 3.11(d) of the Company Disclosure Schedule;

(xiii)any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business; and

(xiv)any other Contractual Obligation between the Company and any Shareholder (or Affiliate or Family Member thereof) that is currently in effect or will be in effect after the Closing.

The Company has delivered or made available to Parent accurate and complete copies of each written Contractual Obligation listed in Section 3.16 of the Company Disclosure Schedule, in each case, as amended or otherwise modified and in effect.  The Company has delivered or made available to Parent a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed in Section 3.16 of the Company Disclosure Schedule.

(b)Enforceability, etc.  Each Contractual Obligation required to be disclosed in Section 3.10(a)  (Real Property), Section 3.11(d)  (IP Contracts), Section 3.16  (Contracts), Section 3.19  (Customers or Suppliers) or Section 3.22  (Insurance) of the Company Disclosure Schedule (each, a “Material Company Contract”) is Enforceable against the Company and, to the Company’s Knowledge, Enforceable against each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Sections 3.03 or 3.04 of the Company Disclosure Schedule, will continue to be so Enforceable against the Company and, to the Company’s Knowledge, Enforceable against each other party and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(c)Breach, etc.  Neither the Company, nor, to the Company’s Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.

Section 3.17.Government Contracts.  The Company is not, and since its inception has never been, a party to any Government Contract or Government Subcontract.

Section 3.18.Related Party Transactions.  No Shareholder or Affiliate of any Shareholder and no officer or director (or equivalent) of the Company or MGI (or, to the Company’s Knowledge, any Family Member of any such Person or any entity in which any such Person or any such Family Member owns a material interest): (a) has any material interest in any material Asset owned or leased by the Company or used in connection with the Business or

(b) has engaged in any material transaction, arrangement or understanding with the Company (other than payments made to, and other Compensation provided to, officers and directors in their capacities as employees of the Company in the Ordinary Course of Business of the Company).

Section 3.19.Customers and Suppliers.  Section 3.19 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the customers of the Company during the nine (9) month period ended on the Reference Balance Sheet Date, indicating existing Contractual Obligations with each such customer by product or service provided and (b) the suppliers of materials, products or services to the Company during the nine (9) month period ended on the Reference Balance Sheet Date, indicating any Contractual Obligations for continued supply from each such supplier.  Except as disclosed in Section 3.19 of the Company Disclosure Schedule, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Company.

Section 3.20.Labor Matters.

(a)Section 3.20 of the Company Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, and correctly reflects:  (i) their dates of employment; (ii) their job titles and positions; (iii) classification as full-time, part-time or hourly; (iv) classification as exempt or non-exempt under applicable overtime, wage and hour regulation, including the Hours of Work and Rest Law, 1951; (v)  all benefits to which each such Person is entitled, including their hourly rate of compensation (in case of hourly workers), monthly base salary and annual salary, any other compensation payable to them, whether in cash or otherwise (including housing allowances, compensation payable pursuant to bonus, deferred compensation, travel allowances or commission arrangements), social benefits (including bituach menahalim and keren hishtalmut), and their dates and term (if applicable) of employment; (vi) the number of hours and days of sick time to which such employees are entitled and which have accrued and the aggregate dollar amounts thereof; (vii) the vacation days to which such employees are entitled, annual entitlement to vacation days and their accrued and unpaid vacation (represented both in terms of the number of days as well as the dollar value); (viii) length of notice period required in order to terminate their employment; (ix) automobiles and other benefits in kind; (x) whether such employee is subject to the arrangement set forth in Section 14 of the Israeli Severance Pay Law, 1963 (the “Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary); (xi) the most recent compensation increase including the amount thereof; (xii) whether the employee is on leave or scheduled to be on leave (and if so, the category of leave, the date on which such leave commenced or will commence and the date of expected return to work) and (xiii) visa status, if applicable.  There are no written or unwritten policies or customs of the Company that, by extension, could entitle any service provider of the Company to benefits in addition to those to which he/she is entitled pursuant to applicable Legal

Requirements (including unwritten customs or practices).  The Company has not engaged any consultants, sub-contractors or freelancers who, according to Israeli Legal Requirements, would be entitled to the rights of an employee vis‑à‑vis such engagement, including rights to severance pay, vacation, recuperation pay (“dmei havra’a”) and other employee-related statutory benefits.

(b)There are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between the Company and its employees, and there have been no such troubles since the Company’s inception.  No employee of the Company is represented by a labor union.  The Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract.  No petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative.  To the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company.  No officer’s employment with the Company has been terminated for any reason nor has any such officer notified the Company of his or her intention to resign or retire.

Section 3.21.Litigation; Governmental Orders.

(a)Litigation.  There is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending, or to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any basis for any of the foregoing.  There is no Action which the Company currently intends to initiate.

(b)Governmental Orders.  No Governmental Order has been issued that is applicable to the Company or MGI, any of their Assets or the Business.

Section 3.22.Insurance.  There are no insurance policies by which the Company or MGI, or any of their Assets, employees, officers or directors or the Business have been insured since January 1, 2014.  No insurer (a) has questioned, denied or disputed coverage of any claim pending under any insurance policy of the Company or (b) has threatened to cancel any such policy.

Section 3.23.Books and Records.    The minute books and stock record books of the Company and MGI, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements.  The minute books of the Company and MGI contain accurate and complete records of all meetings, and actions taken by written consent, of the shareholders, the board of directors and any committees of the board of directors of the Company and MGI, respectively, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all such books and records will be in the possession of the Company.  The Company has not taken any action that is inconsistent with any resolution adopted by its shareholders, board of directors, any equivalent body or any committee thereof.

Section 3.24.No Brokers.  The Company has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

Article IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

Each Shareholder, severally, and not jointly, hereby represents and warrants to Buyer and Parent, solely as to such Shareholder, that as of the date of this Agreement and as of the Closing Date:

Section 4.01.Power and Authorization.  This Agreement and each Ancillary Agreement to which such Shareholder is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by such Shareholder and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of such Shareholder, Enforceable against such Shareholder in accordance with its terms.

Section 4.02.Authorization of Governmental Authorities.  No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Shareholder of this Agreement and each Ancillary Agreement to which such Shareholder is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by such Shareholder.

Section 4.03.Noncontravention.  Neither the execution, delivery and performance by such Shareholder of this Agreement or any Ancillary Agreement to which such Shareholder is, or will be at Closing, a party nor the consummation of the Contemplated Transactions by such Shareholder will:

(a)assuming the taking of all necessary action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities violate any provision of any Legal Requirement applicable to such Shareholder; or

(b)conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Encumbrance upon any Shares of such Shareholder under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting such Shareholder or its assets or properties, or (ii) any material Contractual Obligation of such Shareholder.

Section 4.04.Title.  Such Shareholder is the record and beneficial owner of the outstanding Equity Interests in the Company set forth opposite such Shareholder’s name in Section 4.04 of the Company Disclosure Schedule, and such Shareholder has good and marketable title to such Equity Interests, free and clear of all Encumbrances.  Such Shareholder has full right, power and authority to transfer and deliver to Buyer valid title to the Shares held by such Shareholder, free and clear of all Encumbrances.  Immediately following the Closing, Buyer will be the record and beneficial owner of such Shares and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by Buyer.  Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Shareholder has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in the Company.  Except as disclosed in Section 4.04 of the Company Disclosure Schedule, such Shareholder is not a party to, and the Equity Interests in the Company set forth opposite such Shareholder’s name in Section 4.04 of the Company Disclosure Schedule are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Equity Interests.

Section 4.05.No Brokers.  Such Shareholder has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER.

In order to induce the Shareholders and the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of Buyer and Parent, jointly and severally, represents and warrants to the Company and each of the Shareholders that as of the date of this Agreement and as of the Closing Date:

Section 5.01.Organization.

(a)Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, U.S.A. and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Parent is the record and beneficial owner of all of the Equity Interests of Buyer.

Section 5.02.Power and Authorization.  Each of Parent and Buyer has all requisite power and authority necessary for the execution, delivery and performance by it of its obligations under this Agreement and each Ancillary Agreement to which it is or will be a party.  The execution, delivery and performance by each of Parent and Buyer of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation of the Contemplated Transactions by each of Parent and Buyer are within the power and authority of Parent and/or Buyer, as the case may be, and have been duly authorized by all necessary corporate action on the part of Parent and Buyer.  This Agreement and each Ancillary Agreement to which Parent and/or Buyer is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and/or Buyer, as the case may be, and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Parent and/or Buyer, as the case may be, Enforceable against Parent and/or Buyer in accordance with its terms.

Section 5.03.Authorization of Governmental Authorities.  No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Parent or Buyer of this Agreement and each Ancillary Agreement to which it is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by Parent and Buyer.

Section 5.04.Noncontravention.  None of the authorization, execution, delivery and performance by either Parent or Buyer of this Agreement or any Ancillary Agreement to which either of them is, or will be at Closing, a party nor the consummation of the Contemplated Transactions will:

(a)violate any provision of any Legal Requirement applicable to Parent or Buyer; or

(b)conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting Parent or Buyer or any of their respective assets or properties, (ii) any material Contractual Obligation of Parent or Buyer, or (iii) the Organizational Documents of Parent or Buyer.

Section 5.05.No Brokers.  Neither Parent nor Buyer has Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which any of the Shareholders could be liable.

Section 5.06.Financing.  Buyer has or will have sufficient cash and/or available borrowing capacity to pay the Purchase Consideration as and when it becomes payable hereunder and to make all other payments of fees and expenses in connection with the negotiation and Closing of the Contemplated Transactions.

Section 5.07.SEC Filings.    Parent has timely filed all forms and reports required to be filed with the SEC including, without limitation, all exhibits required to be filed therewith (including any forms, reports and documents incorporated by reference therein or filed after the date thereof) (the “Parent SEC Reports”).  The Parent SEC Reports:  (i) at the time they were filed complied in all material respects with the applicable requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, in each case applicable to such Parent SEC Reports at the time they were filed; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

Article VI
COVENANTS OF THE PARTIES

Section 6.01.Commercially Reasonable Efforts; Notices and Consents.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII) and to allow the Business to be operated following the Closing in the same manner as it is being operated prior to the Closing.

Section 6.02.Expenses.  Each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions.  All Shareholder Transaction Expenses not paid by the Shareholders or reimbursed to the Company by the Shareholders prior to the Closing will be borne by the Shareholders by means of an adjustment to the Closing Cash Consideration pursuant to Section 2.03 or, to the extent such Shareholder Transaction Expenses, or the amount thereof, are determined after the Closing, by the Shareholders directly promptly upon delivery of an invoice by Parent.  The Company has delivered or made available to Parent a complete and accurate list and description of all Shareholder Transaction Expenses.

Section 6.03.Confidentiality.

(a)Each Shareholder acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Shareholder, that the preservation of the confidentiality of such information by such Shareholder is an essential premise of the bargain between the parties, and that Parent and Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.03(a).  Accordingly, each Shareholder hereby severally agrees with Parent and Buyer that such Shareholder shall not, and that such Shareholder shall cause its Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent, disclose or use, any information involving or relating to the Business or the Company (other than in the case of a Shareholder that is a director, officer or employee of the Company, in the course of fulfilling his or her duties to the Company in such capacity); provided, that the information subject to this Section 6.03(a) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided,  further, that the provisions of this Section 6.03(a) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to Parent of such disclosure and a reasonable opportunity is afforded Parent to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.  Each Shareholder agrees that it shall be responsible for any breach or violation of the provisions of this Section 6.03(a) by any of its Affiliates or Representatives.

(b)Notwithstanding the foregoing, each of the parties hereto and their respective  Representatives may disclose to any and all Persons the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

Section 6.04.Publicity.  No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent, the Company and the Shareholders’ Representative; provided, that the provisions of this Section 6.04 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions.

Section 6.05.Intellectual Property.  Prior to the Closing Date, the Shareholders shall make and record any necessary filings with the applicable Governmental Authorities so that the Company will appear in their records as owner of all registrations of and applications related to the Owned Intellectual Property Rights.

Section 6.06.Further Assurances.  From and after the Closing Date, upon the request of either the Shareholders’ Representative or Parent, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.  No Shareholder shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.  Each Shareholder shall refer all customer inquiries relating to the Business to the Company from and after the Closing.

Section 6.07.Certain Employment and Employee Benefits Matters.  Except as specifically provided herein, neither Buyer nor Parent is under any obligation to hire or retain any employee, independent contractor or consultant, or provide any employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom Parent chooses not to employ or subsequently terminates, except as otherwise required by applicable Legal Requirements.

Section 6.08.Release by Shareholders.  Effective as of the Closing, each of the Shareholders hereby releases the Company, its successors and assigns and its Affiliates, directors and officers from any claim, demand, lien, liability, debt, right, set-off, trespass, tort, wrong, covenant, action, suit, expense, damage, judgment, order and liability of whatever kind or nature, in law or in equity, under contract, in tort, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden, that were or could have been asserted in any suit, arbitration or mediation, in any jurisdiction, state, federal or otherwise, under any law, state, federal or otherwise, arising out of or relating to, in whole or in part, any action, omission, incident, event, fact or circumstance existing or occurring on or prior to the Closing Date (collectively, “Claims”) and relating to (i) any claim that such Shareholder or any Affiliate or Family Member of such Shareholder has any right to acquire (by purchase or otherwise) any Equity Interest in the Company, receive any bonus or similar amount from the Company or acquire any asset of the Company or (ii) any right to indemnification or contribution by the Company.

Article VII
CONDITIONS TO THE OBLIGATIONS
OF PARENT AND BUYER AT THE CLOSING.

The obligations of Parent and Buyer to consummate the Contemplated Transactions are subject to the fulfillment, or, to the extent permitted by law, waiver by Parent, of each of the following conditions:

Section 7.01.Delivery of Securities; Instruments of Transfer.  Each of the Shareholders will have delivered to Buyer a certificate or certificates, duly endorsed (or accompanied by one or more duly executed transfer powers) evidencing all of the Shares to be transferred to Buyer hereunder by such Shareholder.

Section 7.02.Delivery of Closing Certificates.  The Company and the Shareholders shall have delivered to Buyer the following:

(a)Compliance Certificate.  A certificate, dated as of the Closing Date, signed by the Chief Executive Officer or a director of the Company certifying as to (i) the names and incumbency of each of the officers of the Company executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of the Company, (iii) all resolutions adopted by the Board of Directors and Shareholders of the Company in connection with this Agreement and the Contemplated Transactions and (iv) such other matters as reasonably requested by counsel for Parent and Buyer; and

(b)Good Standing Certificate.  A certificate of good standing with respect to MGI issued by the relevant Governmental Authority of its jurisdiction of organization, as of a recent date.

Section 7.03.Qualifications.  No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

Section 7.04.Absence of Litigation.  No Action will be pending or threatened which seeks, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of Buyer (or any Affiliate thereof) to own the Shares

(including the right to vote the Shares), to control the Company, or to operate all or any portion of the Business or Assets or any portion of the business or assets of Buyer or any of its Affiliates or (d) would compel Buyer or any of its Affiliates to dispose of all or any portion of either the Business or Assets or the business or assets of Buyer or any of its Affiliates.

Section 7.05.Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 7.05 or as otherwise reasonably requested by Parent, will have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such authorization, consent or approval will have been revoked.

Section 7.06.Proceedings and Documents.  All corporate and other proceedings of the Company in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to Parent and its counsel, and they will have received all such counterpart original and other copies of such documents as they may reasonably request prior to the Closing.

Section 7.07.Ancillary Agreements.  Each of the Ancillary Agreements will have been executed and delivered to Parent and Buyer by each of the other parties thereto.

Section 7.08.Resignations.  Buyer will have received the resignations, effective as of the Closing, of each officer and director of the Company and MGI, other than Akerib.

Section 7.09.No Material Adverse Change.  Since the Reference Balance Sheet Date, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

Article VIII
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
AND THE SHAREHOLDERS AT THE CLOSING.

The obligations of the Company and the Shareholders to consummate the Contemplated Transactions are subject to the fulfillment, or, to the extent permitted by law, waiver by the Shareholders’ Representative (who shall act for all the Shareholders for such purposes) of each of the following conditions:

Section 8.01.Qualifications.  No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

Section 8.02.Absence of Litigation.  No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 8.03.Ancillary Agreements.  Each of the Ancillary Agreements to which any of the Shareholders or the Shareholders’ Representative are party will have been executed and delivered to the Shareholders’ Representative by each of the other parties thereto (other than the Company, the Shareholders, and the Shareholders’ Representative).

Article IX
INDEMNIFICATION.

Section 9.01.Indemnification by the Shareholders.

(a)Indemnification.  Subject to the limitations set forth in this Article IX, from and after the Closing, each Shareholder shall, severally and not jointly, in accordance with their respective Pro Rata Percentages (or in the case of subclauses (iii) and (iv) below, severally and solely as to itself) indemnify and hold harmless Parent and its Affiliates (including, following the Closing, the Company and MGI), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Parent Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)any fraud or intentional misrepresentation on the part of the Company (or any Representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of the Company in this Agreement or in any Schedule or certificate delivered by or on behalf of the Company pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(ii)any breach or violation of any covenant or agreement of the Company in this Agreement to the extent required to be performed or complied with by the Company at or prior to the Closing pursuant to this Agreement;

(iii)any fraud or intentional misrepresentation on the part of such Shareholder (or any Representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of such Shareholder in this Agreement or in any Schedule or certificate delivered by or on behalf of such Shareholder pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(iv)any breach or violation of any covenant or agreement of such Shareholder (including under this Article IX) in or pursuant to this Agreement; or

(v)Any Shareholder Transaction Expenses, to the extent not paid by the Shareholders prior to the Closing, reimbursed to the Company by the Shareholders prior to the Closing or reflected as an adjustment to the Closing Cash Consideration pursuant to Section 2.03.

(b)Monetary Limitations.  The Shareholders will have no obligation to indemnify the Parent Indemnified Persons pursuant to Section 9.01(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Parent Indemnified Persons exceeds $50,000 (at which point the Shareholders will indemnify the Parent Indemnified Persons for all such Losses), and, the Shareholders’ aggregate liability in respect of claims pursuant to Sections 9.01(a)(i) will be subject to the limitations set forth in Section 9.08;  provided, that the foregoing limitations will not apply to claims for indemnification (i) based upon fraud or intentional misrepresentation, (ii) pursuant to Section 9.01(a)(v) or (iii) pursuant to Article X  (Tax Matters).

Section 9.02.Indemnification by Parent.

(a)Indemnification.  Subject to the limitations set forth in this Article IX, from and after the Closing, Parent shall indemnify and hold harmless each of the Shareholders and each of their respective Affiliates, and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Shareholder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Shareholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)any fraud or intentional misrepresentation on the part of Parent or Buyer (or any Affiliate or Representative thereof or) any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of Parent or Buyer in this Agreement or in any Schedule or certificate delivered by or on behalf of Parent or Buyer pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom); or

(ii)any breach or violation of any covenant or agreement of Parent or Buyer (including under this Article IX) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case pursuant to this Agreement.

(b)Monetary Limitations.  Parent will have no obligation to indemnify the Shareholder Indemnified Persons pursuant to Section 9.02(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Shareholder Indemnified Persons exceeds $50,000 (at which point the Buyer will indemnify the Shareholder

Indemnified Persons for all such Losses); provided, that the foregoing limitations will not apply to claims for indemnification based upon fraud or intentional misrepresentation.

Section 9.03.Time for Claims; Notification of Opportunity to Cure; Notice of Claims.

(a)Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 9.01(a), 9.02(a) for any breach of, or inaccuracy in, any representation, warranty or statement or seeking indemnification under Section 9.04 unless a written notice is provided to the Indemnifying Party prior to the earlier of (i) the date that is eighteen (18) months following the Closing Date and (ii)  the expiration of the applicable statute of limitations for such claim (taking into account any applicable tolling periods or extensions); provided that in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.01  (Organization; Subsidiaries), 3.02 (Power and Authorization), 3.04(b)(iii)  (Noncontravention), 3.05 (Capitalization), 3.08  (Debt; Guarantees), 3.09(a)  (Ownership of Assets), 3.12(a)  (Legal Compliance), 3.12(b)  (Illegal Payments), 3.13  (Tax Matters) or 3.14  (Employee Benefit Plans), 3.24  (No Brokers), 4.04  (Power and Authorization), 4.04 (Title), 4.05  (No Brokers), 5.01  (Organization), 5.02  (Power and Authorization), 5.04(b)(iii)  (Noncontravention) or 5.05  (No Brokers); the foregoing period shall be extended until the earlier of (A) the date that is eighteen (18) months following the last payment actually made to the Shareholders of Deferred Cash Consideration and (B)  the expiration of the applicable statute of limitations for such claim (taking into account any applicable tolling periods or extensions).  The applicable period during which claims for indemnification may be made, as set forth in this Section 9.03, is referred to herein as the “Indemnification Period.”

(b)Notification and Opportunity to Cure.  In the event that any Indemnified Person has a claim for indemnification under this Article IX, before making a claim pursuant to Section 9.03(b), such Indemnified Person shall provide to each Indemnifying Party (with all such notifications to the Shareholders being given to the Shareholders’ Representative) written notification of such claim and an opportunity to cure such claim within ten (10) Business Days; provided,  however, that no such notification need be provided with respect to any claim based on a breach which is not capable of being cured within such period or where such cure period would prejudice the rights of the Indemnified Person.

(c)Written Notice of Indemnification Claims.  In the event that any Indemnified Person wishes to make a claim for indemnification under this Article IX (and any applicable cure period pursuant to Section 9.03(b) has expired), the Indemnified Person shall give written notice of such claim to each Indemnifying Party and, in the case of claims by a Parent Indemnified Person, to the Escrow Agent (with all notices to the Shareholders being given to the Shareholders’ Representative) within the applicable time limitations specified in Section 9.03(a) and in accordance with the Escrow Agreement.    Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article IX, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

Section 9.04.Third Party Claims.

(a)Notice of Third Party Claims.  Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Article IX,  and provided that the applicable time limitations specified in Section 9.03(a) have not lapsed, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 9.04(a).  In addition, the Indemnifying Party will have the right to control the defense of the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim under Section 9.04(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party  provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person  that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (v) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is not, in the good faith judgment of the Indemnified Person, likely to be adverse to the Indemnified Person’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)Limitations on Indemnifying Party Control.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party Claim and

(iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d)Indemnified Person’s Control.  If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 9.04(b), or the evidence contemplated by clause (ii) of Section 9.04(b) or is not otherwise entitled under Section 9.04(b) to assume the defense of a Third Party Claim, within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 9.04(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.04(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).  In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 9.04(d), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.

(e)Consent to Jurisdiction Regarding Third Party Claim.  Parent, each of the Shareholders and the Shareholders’ Representative, each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 11.09 are incorporated herein by reference, mutatis mutandis.

Section 9.05.Indemnity Escrow; Offset Rights.

(a)For as long as there are remaining funds out of the Indemnity Escrow Amount, any and all amounts payable by the Shareholders as Indemnifying Party to a Parent Indemnified Person will be retained by and distributed to Parent first out of such escrow funds, pursuant to the terms and conditions of the Escrow Agreement.

(b)Any portion of the Indemnity Escrow Amount remaining in escrow on the date which is eighteen (18) months following the Closing Date, less the amount of any claims for indemnification by a Parent Indemnified Person that are pending and unresolved at that date, shall be released from escrow and distributed to the Shareholders pursuant to the terms and conditions of the Escrow Agreement.

(c)To the extent that none of the Indemnity Escrow Amount remains available for the payment of any amounts payable by the Shareholders as Indemnifying Party to a Parent Indemnified Person, Buyer shall have the right to offset and withhold any amount so payable against any Deferred Cash Consideration that otherwise is or thereafter becomes payable hereunder and to instruct the Escrow Agent accordingly pursuant to the terms and conditions of the Escrow Agreement.

(d)If any claim for indemnification by a Parent Indemnified Person is pending or unresolved at the time that any Deferred Cash Consideration otherwise becomes payable hereunder, Buyer shall have the right to withhold from such payment an amount equal to the amount of such claim (provided that it has been, or at the time of such withholding is, asserted in writing pursuant to the terms of this Article IX) until such claim is resolved by mutual agreement or by a final, non-appealable judgment and to instruct the Escrow Agent accordingly pursuant to the terms and conditions of the Escrow Agreement.  If it is finally determined that such claim is indemnifiable by the Shareholders under this Article IX, the amount of such claim may be offset against the withheld payment and the remainder, if any, shall be delivered to the Shareholders pursuant to this Agreement and the Escrow Agreement.

(e)Notwithstanding anything in this Agreement to the contrary, the sole recourse of the Parent Indemnified Persons against the Shareholders for indemnification under this Article IX shall be to the escrow funds held with respect to the Indemnity Escrow Amount and the rights of offset provided in Sections 9.05(c) and Section 9.05(d), except for claims based on fraud or intentional misrepresentation.

Section 9.06.Knowledge and Investigation.  The right of any Parent Indemnified Person or Shareholder Indemnified Person to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 9.01 and 9.02.  The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Parent Indemnified Person or Shareholder Indemnified Person to indemnification pursuant to this Article IX based on such representation, warranty, covenant or agreement.

Section 9.07.Remedies Cumulative.  The rights of each Parent Indemnified Person and Shareholder Indemnified Person under this Article IX are cumulative, and each Parent Indemnified Person and Shareholder Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article IX without regard to the availability of a remedy under any other provision of this Article IX.

Section 9.08.Sole Remedy.  The parties agree that in addition to rights to specific performance pursuant to Section 11.11, indemnification pursuant to this Article IX and Article X (as limited by the terms thereof), constitutes the sole and exclusive remedy available after the Closing to the Parent Indemnified Persons with respect to any Losses pursuant to this Article IX, and the breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation of the Company or the Shareholders contained in this Agreement.

Section 9.09.Purchase Consideration Adjustment.  The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

Article X
TAX MATTERS

Section 10.01.Transfer Taxes.  All transfer, documentary, sales, use, stamp, value added registration and other such Taxes, and any conveyance fees or recording charges (including any interest or penalties) incurred in connection with the Contemplated Transactions (“Transfer Taxes”), will be paid by the Shareholders.  The Shareholders’ Representative will, at the expense of the Shareholders, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

Section 10.02.Tax Indemnification.  From and after the Closing, each of the Shareholders, severally (based on their respective Pro Rata Percentage) but not jointly, shall indemnify each Parent Indemnified Person from and against, without duplication, all Losses attributable to (a) Taxes (including reasonable fees and expenses of counsel) (i) imposed on or with respect to the Company or MGI for any period ending on or before the Closing Date and the portion through the end of the Closing Date of any period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”); (ii) arising from any breach of, or inaccuracy in, any representations and warranties of the Company in Section 3.13;  or (iii) arising from any breach of, or failure to perform, any of the covenants and agreements set forth in Section 2.10 or this Article X; and (b) any and all claims, actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing items or incurred in connection with the enforcement of the rights of any Parent Indemnified Person with respect to the foregoing items.

Section 10.03.Tax Returns.   Buyer shall cause to be prepared and filed in a timely manner all Tax Returns required to be filed by the Company to the extent such Tax Returns are due after the Closing Date, after giving the Sellers’ Representative a reasonable opportunity to review and comment on any Tax Return which relates to a  Pre-Closing Tax Period.  With respect to any such Tax Return filed after the Closing Date that relates to any Pre-Closing Tax Period, the Shareholders shall, jointly and severally based on their respective Pro Rata Percentages,  pay to the Buyer five (5) days prior to the filing of such Tax Returns the amount of the aggregate Tax liabilities due and tax preparation fees with respect to such Pre-Closing Tax Periods.

Section 10.04.Straddle Period.  In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company based upon or measured by net income, receipts or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the

Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time).  The amount of Taxes other than Taxes of the Company based upon or measured by net income, receipts or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 10.05.Cooperation on Tax Matters.  Parent, Buyer, the Company, the Shareholders’ Representatives and the Shareholders will cooperate fully, as and to the extent reasonably requested by any of them, in connection with any Tax matters relating to the Company.  Such cooperation shall include promptly furnishing such information as the other party may reasonably request with respect to such Tax Returns and Tax proceedings, providing access to relevant books and records and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  The Company shall ensure that, as of the Closing Date, the Company is in possession of all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period.  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.

Section 10.06.Tax Contests.  Each of Parent and the Shareholders’ Representative shall promptly notify the other in writing upon receipt of a written notice of any issues in any pending or threatened Tax audits or assessments with respect to Taxes for any Pre-Closing Tax Periods (“Tax Contest Claims”); provided,  however,  that no failure or delay by Parent to provide notice of a Tax Contest Claim to the Shareholders’ Representative shall reduce or otherwise affect the obligation of the Shareholders hereunder except to the extent the defense of such Tax Contest Claim is actually and materially prejudiced thereby; and provided,  further, that (i) Parent shall control the conduct of the Tax Contest Claim, (ii) Parent shall keep the Shareholders’ Representative reasonably informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Shareholders’ Representative with all written materials relating to such Tax proceeding received from the relevant taxing authority and all written materials submitted to such taxing authority by Parent, Buyer or the Company, (iii) the Shareholders’ Representative shall be entitled to participate in any such Tax Contest Claim (to the extent that such Tax Contest Claim relates to Taxes for which Parent Indemnified Persons may be entitled to indemnification) at the cost and expense of the Shareholders, including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim and (iv) neither Parent, Buyer or the Company shall compromise or settle any such Tax Contest Claim (to the extent that such Tax Contest Claim relates to Taxes for which Parent Indemnified Persons may be entitled to indemnification) without obtaining the Shareholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld.  In the event of any conflict between the provisions of this Section 10.06 and any other Section of this Agreement, this Section 10.06 shall control.

Section 10.07.Tax Sharing Agreements.  All Tax allocation, sharing or indemnity agreements or arrangements involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 10.08.Survival.  The indemnification obligations pursuant to this Article X shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions thereof) relevant to each particular item; provided, that if notice of indemnification is provided prior to any such expiration date, any obligation to indemnify for any claim described in such notice shall continue indefinitely until such claim is finally resolved.

Section 10.09.Exclusivity of Article X Regarding Tax Matters.  This Article X and not Article IX shall exclusively govern all matters related to the Shareholders’ indemnification obligations relating to Taxes under this Agreement.  Taxes and any Losses related to such Taxes shall not be subject to any of the limitations set forth in Article IX.

Section 10.10.Treatment of Indemnification Payments.  For all Tax purposes, unless otherwise required by applicable Legal Requirements, any payment by Buyer or the Shareholders under this Article X shall be treated as an adjustment to the Purchase Consideration.

Section 10.11.Shareholder Contact Information.  The Shareholders’ Representative shall provide any contact information or other information regarding the Shareholders reasonably requested by Buyer in order for Buyer to comply with the notice requirements of Treasury Regulations Section 1.338-2(e)(4).

Section 10.12.Disclaimer.  Except as specifically provided in this Agreement, neither Parent nor Buyer makes any representations or warranties to the Company or to any of the Shareholders regarding the Tax treatment of the Holdback Amount, or the payment of Deferred Cash Consideration, or any other tax consequences of the Contemplated Transactions to the Company or the Shareholders.

Article XI
MISCELLANEOUS

Section 11.01.Notices.  Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by internationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission).  Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the second Business Day after it is deposited with such internationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Pacific time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Pacific time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Company (prior to the Closing), to:

MikaMonu Group Ltd.
1A, Uri Kesari Street
Tel Aviv 6908065
Israel
Telephone No.:  +972-54-253550
Facsimile No.:  +972-3-6449432
Attention:  Avidan Akerib

with a copy (which shall not constitute notice) to:

Shaked & Co. Law Offices
Electra Building
98 Yigal Alon Street
Tel Aviv 67891
Israel
Telephone No.:  +972-3-322-1114
Facsimile No.:  +972-3-372-1115
Attention:  Lillian Shaked

If to Buyer or Parent (or to the Company after the Closing), to:

1213 Elko Drive
Sunnyvale, CA  94089
U.S.A.
Telephone No.:  (408) 331-9802
Facsimile No.:  (408) 331-0987
Attention:  Douglas M. Schirle

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA  94303
U.S.A.
Telephone No.:  (650) 833-2243
Facsimile No.:  (650) 687-1200
Attention:  Dennis C. Sullivan

If to any of the Shareholders, to such Shareholder in care of the Shareholders’ Representative, and if to the Shareholders’ Representative, to:

Ruth Orda
1, Begin Street
Givat Shmuel 5442101
Israel
Telephone No.:  +972-52-6461437
Facsimile No.:  +972-3-532-4655

with a copy (which shall not constitute notice) to:

Shaked & Co. Law Offices
Electra Building
98 Yigal Alon Street
Tel Aviv 67891
Israel
Telephone No.:  +972-3-322-1114
Facsimile No.:  +972-3-372-1115
Attention:  Lillian Shaked

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 11.01 to each of the other parties hereto.

Section 11.02.Succession and Assignment; No Third-Party Beneficiaries.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Shareholders’ Representative acting for all of the Shareholders), and any attempt to do so will be null and void ab initio;  provided, that (a) Parent may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any liability or obligations hereunder, and any reference to Parent hereunder shall be deemed to apply to such Affiliate or Affiliates mutatis mutandis,  (b) Parent may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets, provided that such purchaser signs a written undertaking to perform Parent’s obligations hereunder and any and all reference to Parent shall be deemed to refer to such purchaser and (c) any of Parent Indemnified Persons may collaterally assign any or all of its rights and obligations hereunder as a Parent Indemnified Person to any provider of debt financing to it or any of its Affiliates.  With respect to any of the circumstances set forth in clauses (a) through (c) of this Section 11.02, Parent shall notify in writing the Shareholders’ Representative of such assignment and the identity of the successor or purchaser within twenty (20) days of the closing of such assignment.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement.

Section 11.03.Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Buyer, the Company and the Shareholders’ Representative (acting for all of the Shareholders), or in the case of a waiver, by the party (or in the case of any or all of the Shareholders, by the Shareholders’ Representative) against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.04.Provisions Concerning the Shareholders’ Representative.

(a)Appointment.  Each Shareholder hereby irrevocably appoints Orda as the sole and exclusive agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Shareholder’s behalf (the “Shareholders’ Representative”).  The appointment of the Shareholders’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Shareholder.  Without limiting the generality of the foregoing, the Shareholders’ Representative is hereby authorized, on behalf of the Shareholders, to:

(i)in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Shareholder necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii)receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Article II,  Article IX or Article X or any other Actions directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions;

(iii)receive and give all notices, make all decisions and take all other actions on behalf of the Shareholders in connection with the Indemnity Escrow Amount and the escrow funds, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow funds any amounts owed by the Shareholders pursuant to this Agreement or otherwise in connection with the Contemplated Transactions;

(iv)execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Shareholders, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

(v)take all other actions permitted or required to be taken by or on behalf of the Shareholders under this Agreement and exercise any and all rights that the Shareholders or the Shareholders’ Representative are permitted or required to do or exercise under this Agreement.

(b)Liability.  The Shareholders’ Representative shall not be held liable by any of the Shareholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Shareholders’ Representative pursuant to this Agreement, except in the case of the Shareholders’ Representative’s gross negligence, bad faith or willful misconduct.  The Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Shareholder for any action taken or omitted to be taken in good faith based on such advice.  The Shareholders will indemnify (in accordance with their Pro Rata Percentages) the Shareholders’ Representative from any Losses arising out of her serving as the Shareholders’ Representative hereunder, except for Losses arising out of or caused by the Shareholders’ Representative’s gross negligence, bad faith or willful misconduct.  The Shareholders’ Representative is serving in her capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Shareholders hereunder, and Parent and Buyer agree that they will not look to the personal assets of the Shareholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Shareholders hereunder.

(c)Reliance on Appointment; Successor Shareholders’ Representative.  Parent, Buyer and the other Parent Indemnified Persons may rely on the appointment and authority of the Shareholders’ Representative granted pursuant to this Section 11.04 until receipt of written notice of the appointment of a successor Shareholders’ Representative made in accordance with this Section 11.04.  In so doing, Parent, Buyer and the other Parent Indemnified Persons may rely on any and all actions taken by and decisions of the Shareholders’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the Shareholders or the Shareholders’ Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Shareholder, the Shareholders’ Representative or any other Person.  Any decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all the Shareholders and shall be final and binding upon each of the Shareholders.  At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Shareholders (determined by reference to their respective Pro Rata Percentages) and delivered to Parent, the Shareholders may remove and designate a successor Shareholders’ Representative; provided, that such successor Shareholders’ Representative must be reasonably acceptable to Parent.  If the Shareholders’ Representative shall at any time resign or otherwise cease to function in her capacity as such for any reason whatsoever, and no successor that is reasonably acceptable to Parent is appointed by such holders of a majority-in-interest of the Shareholders within ten (10) Business Days, Parent shall have the right to appoint another Shareholder to act as the replacement Shareholders’ Representative who shall serve as described in this Agreement and, under such circumstances, Parent, Buyer and the other Parent Indemnified Persons shall be entitled to rely on any and all actions taken and decisions made by such replacement Shareholders’ Representative.

Section 11.05.Acts of Parent and Buyer.  Parent and Buyer shall be jointly and severally liable for each others’ obligations to the Shareholders and the Shareholders’ Representative under this Agreement and the Ancillary Agreements.

Section 11.06.Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.  There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 11.07.Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed and delivered by each party hereto.  Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.08.Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 11.09.Governing Law.  This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of California, U.S.A., without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.10.Jurisdiction; Venue; Service of Process.

(a)Jurisdiction.  Subject to the provisions of Section 9.04(e), each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California, or if such Action may not be brought in federal court, the state courts of the State of California located in the City of San Jose for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)Venue.  Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the City of San Jose, California.  Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.  Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)Service of Process.  Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by California law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.11.Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 11.12.Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

PARENT:	GSI TECHNOLOGY, INC.

	By:	/s/ Lee-Lean Shu
Name: Lee-Lean Shu
Title: Chief Executive Officer

BUYER:	GSI TECHNOLOGY HOLDINGS, INC.

	By:	/s/ Lee-Lean Shu
Name: Lee-Lean Shu
Title: Chief Executive Officer

THE COMPANY:	MIKAMONU GROUP LTD.

	By:	/s/ Dr. Avidan Akerib
Name: Dr. Avidan Akerib
Title: Founder and Chief Technology Officer

THE SHAREHOLDERS:
/s/ Dr. Avidan Akerib
Dr. Avidan Akerib

/s/ Ruth Orda
Ruth Orda

/s/ Itai Leshem
Itai Leshem, as trustee

THE SHAREHOLDERS’
REPRESENTATIVE:	/s/ Ruth Orda
Ruth Orda